Exhibit 12


               UAL Corporation and Subsidiary Companies

           Computation of Ratio of Earnings to Fixed Charges

                                          Nine Months Ended
                                             September 30
                                          -----------------
                                           1999       1998
                                           ----       ----
                                            (In Millions)
Earnings:

 Earnings before income taxes           $ 1,739    $ 1,173
 Fixed charges, from below                  753        731
 Undistributed earnings of affiliates       (26)       (53)
 Interest capitalized                       (56)       (82)
                                         ------     ------
     Earnings                           $ 2,410    $ 1,769
                                         ======     ======

Fixed charges:

 Interest expense                       $   273    $   265
 Portion of rental expense representative
  of the interest factor                    480        466
                                         ------     ------

     Fixed charges                      $   753    $   731
                                         ======     ======

Ratio of earnings to fixed charges         3.20       2.42
                                         ======     ======
